CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated January 20, 2025, on the financial statements of PIC Diversification Fund, LLC (the “Company”) as of December 31, 2024 included in this Regulation A Offering Statement of the Company, on Form 1-A, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Coral Springs, Florida

September 22, 2025